SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2007
SLM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	File No. 001-13251	52-2013874
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
12061 Bluemont Way, Reston, Virginia 20190
(Address if principal executive offices)(zip code)
Registrant’s telephone number, including area code: (703) 810-3000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 22, 2007, SLM Corporation (the “Corporation”) announced that Mr. Thomas J. Fitzpatrick will leave the Corporation and pursue other interests. Also, Mr. Fitzpatrick tendered his resignation from the Board of Directors, which was accepted effective as of May 22, 2007.
As provided for under the terms of the June 1, 2005 employment agreement between Mr. Fitzpatrick and the Corporation (the “Employment Agreement”), as a result of Mr. Fitzpatrick’s leaving the Corporation he will receive a pro-rated bonus payment of approximately $945,000, a cash payment of approximately $3.2 million, the acceleration of unvested stock options with an intrinsic value on May 21, 2007, of approximately $8.4 million, (representing accelerated vesting of 2.3 million options with a weighted average exercise price of $51.88) and the acceleration of unvested restricted stock units and performance stock with a market value on May 21, 2007, of approximately $11.9 million, (representing accelerated vesting of 205,944 units and 10,000 shares). If and to the extent these payments are deemed under federal income tax rules to be contingent on a change in control of the Corporation, the Corporation will provide Mr. Fitzpatrick with an additional benefit estimated not to exceed approximately $8.1 million. In addition, Mr. Fitzpatrick will receive an annual retirement benefit payment of approximately $271,400 and will be eligible to participate in the Corporation’s medical plan and charitable contribution matching program for one year.
On May 22, 2007, the Corporation also announced that C. E. Andrews, Executive Vice President and Chief Financial Officer was appointed Chief Executive Officer, effective May 22, 2007.
In connection with the foregoing the Company issued a press release which is attached as Exhibit 99.1 hereto.
Item 9.01  Financial Statements and Exhibits.
(d)   Exhibits
     99.1 Press Release of SLM Corporation dated May 22, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION
By:	/s/ Robert S. Lavet
	Name:	Robert S. Lavet
	Title:	Senior Vice President
and General Counsel

Dated: May 22, 2007

SLM CORPORATION
Form 8-K
CURRENT REPORT
EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release of SLM Corporation dated May 22, 2007

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